As filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-_____

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MANPOWER INC.
(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	39-1672779
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Operation)
5301 North Ironwood Road
Milwaukee, Wisconsin	53217
(Address of Principal Executive Offices)	(Zip Code)

____________________________________
Right Management Consultants, Inc.
1993 Stock Incentive Plan, as amended

Right Management Consultants, Inc.
Amended and Restated Directors' Stock Option Plan
(Full Title of the Plan)
____________________________________
Michael J. Van Handel
Manpower Inc.
5301 North Ironwood Road
Milwaukee, Wisconsin 53217
(414) 961-1000
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)
____________________________________
Copies of communications to:
Kenneth C. Hunt
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
_________________
CALCULATION OF REGISTRATION FEE
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Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(1)

Common Stock, $0.01 par value	1,898,268	N/A	$ 34,014,124	$ 2,751.74
Common Stock, $0.01 par value	63,366	N/A	$ 1,389,928	$ 112.45
	1,961,634 ========		$ 35,404,052 ==========	$ 2,864.19 =========

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(1)

Based on the number of shares of Right Management Consultants, Inc. common stock, par value $0.01 per share, that was reserved for issuance pursuant to outstanding options under the Right Management Consultants, Inc. 1993 Stock Incentive Plan, as amended ("1993 Stock Incentive Plan"), and the Right Management Consultant, Inc. Amended and Restated Directors' Stock Option Plan ("Directors' Stock Option Plan"), respectively. These options were converted into the right to receive, for each Right option share, 0.3874 for a share of common stock, par value $0.01 per share, of Manpower Inc. upon the consummation of the merger contemplated in the Agreement and Plan of Merger, dated as of December 10, 2003, among Manpower Inc., Hoosier Acquisition Corp. and Right Management Consultants, Inc..

(2)

This registration statement shall also cover any additional shares of common stock that become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Manpower's outstanding shares of common stock.

(3)

Determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the exercise prices of the outstanding options. There will be no further grants under the 1993 Stock Incentive Plan or the Directors' Stock Option Plan.

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PART I

          The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed by Manpower Inc. (the "Registrant") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:
(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

(c)     The Registrant's Current Reports on Form 8-K filed on January 29, 2003, June 13, 2003, July 30, 2003, October 30, 2003, December 11, 2003, December 15, 2003, January 20, 2004, January 22, 2004 and January 23, 2004.

(d)     The description of Manpower common stock set forth in the registration statement on Form 8-A filed on January 22, 1991 pursuant to Section 12 of the Securities and Exchange Act of 1934, including any amendment or report filed with the SEC for the purpose of updating this description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

NOTICE REGARDING ARTHUR ANDERSEN LLP

          Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On April 10, 2002, Manpower announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as its independent accountants. Prior to the date of this registration statement, the Arthur Andersen LLP partners who reviewed Manpower's most recent audited financial statements have resigned from Arthur Andersen LLP. As a result, Manpower has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into this registration statement of its audit reports with respect to Manpower's financial statements. Under these circumstances, Rule 437a under the Securities Act permits Manpower to file this registration statement without a written consent from Arthur Andersen LLP. Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act of 1933 because it has not consented to being named as an expert in the registration statement.

Item 6. Indemnification of Directors and Officers.

          Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law ("WBCL") require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, of which such liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless liability was incurred because the director or officer breached or failed to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

          Unless otherwise provided in a corporation's articles of incorporation or by-laws or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

          Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

          The indemnification provisions of Section 180.0850 to 180.0859 are not exclusive. A corporation may expand a director's or officer's rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation's voting shares then issued and outstanding.

          As permitted by Section 180.0858 of the WBCL, Manpower has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Section 7.1(b) of Manpower's by-laws, among other items, provides that: (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited; (ii) a director or officer is not entitled to select independent counsel as a means for determining indemnification rights; and (iii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. As permitted by Section 180.0857 of the WBCL, Manpower has purchased directors' and officers' liability insurance that insures Manpower's directors and officers against certain liabilities that may arise under the Securities Act of 1933.

Item 8. Exhibits.
4.1

Right Management Consultants, Inc. 1993 Stock Incentive Plan, as amended, incorporated by reference to the Registration Statement on Form S-8 of Right Management Consultants, Inc. (Registration No. 333-84493)

4.2

Right Management Consultants, Inc. Amended and Restated Directors' Stock Option Plan, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 of Right Management Consultants, Inc.

5	Opinion and Consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5 hereto)

24	Powers of Attorney

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on January 23, 2004.

MANPOWER INC.

By: /s/ Jeffrey A. Joerres
Jeffrey A. Joerres, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 23, 2004

/s/ Michael J. Van Handel Michael J. Van Handel	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 23, 2004

Directors:
Jeffrey A. Joerres (Chairman), J. Thomas Bouchard, Stephanie A. Burns, Willie D. Davis, Jack M. Greenberg, Terry A. Hueneke, Rozanne L. Ridgway, Dennis Stevenson, John R. Walter, Edward J. Zore

*By: /s/ Michael J. Van Handel Michael J. Van Handel	As Attorney-in-Fact*	Date: January 23, 2004

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibits
4.1

Right Management Consultants, Inc. 1993 Stock Incentive Plan, as amended, incorporated by reference to the Registration Statement on Form S-8 of Right Management Consultants, Inc. (Registration No. 333-84493)

4.2

Right Management Consultants, Inc. Amended and Restated Directors' Stock Option Plan, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 of Right Management Consultants, Inc.

5	Opinion and Consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5 hereto)

24	Powers of Attorney